As filed with the Securities and Exchange Commission on March 20, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Oxford Lane Capital Corp.
(Exact name of registrant as specified in its charter)

Maryland	27-2859071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255 Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Term Preferred Shares, 8.25% Series 2031, $0.01 par value per share	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this Form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-283109

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of the Registrant's Securities to be Registered.

This Form 8-A is being filed in connection with the offering of Term Preferred Shares, 8.25% Series 2031, par value $0.01 per share (the “Preferred Stock”), by Oxford Lane Capital Corp., a Maryland corporation (the “Registrant”). The Preferred Stock is expected to be listed on the NASDAQ Global Select Market and to trade thereon within 30 days of March 20, 2026, under the trading symbol “OXLCM”.

For a description of the Preferred Stock, reference is made to (i) the information set forth under the heading “Description of Our Preferred Stock” in the Registrant’s prospectus included in its Registration Statement on Form N-2 (Registration No. 333-283109) (as amended from time to time, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2024 under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the information set forth under the headings “The  Offering” and “Description of the 8.25% Series 2031 Term Preferred Shares” in the Registrant’s prospectus supplement dated March 12, 2026, as filed with the Commission on March 16, 2026  pursuant to Rule 424 under the Securities Act. The foregoing descriptions are incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is hereby also incorporated herein by reference.

Item 2.	Exhibits.

3.1	Articles of Amendment and Restatement of Oxford Lane Capital Corp. (incorporated by reference to Exhibit (a) to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-167803 and 811-22432) filed on November 30, 2010).

3.2	Amendment to the Articles of Amendment Increasing Authorized Shares, dated January 31, 2020 (incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form N-2 (File No. 333-225462) filed on February 7, 2020).

3.3	Amendment to the Articles of Amendment Increasing Authorized Shares, dated November 7, 2024 (incorporated by reference to Exhibit (a)(3) to Amendment No. 38 to the Registrant’s Registration Statement on Form N-2 (File No. 811-22432) filed on November 8, 2024).

3.4	Amendment to Articles of Amendment, dated September 4, 2025 (incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form N-2 (File No. 333-283109) filed on March 20, 2026).

3.5	Third Amended and Restated Bylaws (incorporated by reference to Post-Effective Amendment No. 5 to the Registrant’s Registration Statement on Form N-2 (File No. 333-236574) filed on September 9, 2022).

3.6	Articles Supplementary Establishing and Fixing the Rights and Preferences of the Term Preferred Shares, including Appendix A thereto relating to the Term Preferred Shares, 6.00% Series 2029, Appendix B thereto relating to the Term Preferred Shares, 6.25% Series 2027, Appendix C thereto relating to the Term Preferred Shares, 8.25% Series 2031, and Appendix D thereto relating to the Term Preferred Shares, 7.125% Series 2029 (incorporated by reference to Exhibit a.5 to Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-283109), filed on March 20, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	March 20, 2026

OXFORD LANE CAPITAL CORP.

By:	/s/ Saul B. Rosenthal
	Name:	Saul B. Rosenthal
	Title:	President